Exhibit 99.2

Company Contact:

Ronald H. Spair

Chief Financial Officer

610-882-1820

Investorinfo@orasure.com

www.orasure.com

OraSure Technologies Announces $25 Million Share Repurchase Program

BETHLEHEM, PA – August 5, 2008 – (BW HealthWire) – OraSure Technologies, Inc. (NASDAQ: OSUR), a market leader in oral fluid diagnostics, today announced that its Board of Directors has approved a share repurchase program to acquire up to $25 million of its outstanding common shares.

Purchases under the program will be made at the Company’s discretion, subject to market conditions, in the open market, in privately-negotiated transactions or otherwise, including pursuant to a 10b5-1 plan, and will be made in accordance with the regulations of the U.S. Securities and Exchange Commission. The Company has made no commitment to purchase any shares, and purchases may be discontinued at any time.

About OraSure Technologies

OraSure Technologies develops, manufactures and markets oral fluid specimen collection devices using proprietary oral fluid technologies, diagnostic products including immunoassays and other in vitro diagnostic tests, and other medical devices. These products are sold in the United States as well as internationally to various clinical laboratories, hospitals, clinics, community-based organizations and other public health organizations, distributors, government agencies, physicians’ offices, and commercial and industrial entities.

OraSure Technologies is the leading supplier of oral-fluid collection devices and assays to the life insurance industry and public health markets for the detection of antibodies to HIV. In addition, the Company supplies oral-fluid testing solutions for drugs of abuse testing. For more information on the Company, please go to www.orasure.com.